Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-227451 and 333-289893 on Form S-3 and Registration Statement Nos. 333-218605, 333-221534, 333-223880, 333-227449, 333-230578, 333-234541, 333-249619, 333-253064, 333-257724, 333-264150, 333-271121, 333-271123, 333-278587, 333-278588, 333-286345, 333-286347, 333-294829, and 333-294832 on Form S-8 of our reports dated October 20, 2026, relating to the financial statements of Penguin Solutions, Inc. and the effectiveness of Penguin Solutions, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended August 28, 2026.
/s/ DELOITTE & TOUCHE LLP
San Jose, California
October 20, 2026